Exhibit 99.1

n e w s r e l e a s e

CONTACT:	Investors:	Media:
	Douglas A. Fox, CFA	Tim Dreyer
	Vice President, Investor Relations	Manager, Public Relations
	+1 847 793 6735	+1 847 793 5677
	dfox@zebra.com	tdreyer@zebra.com

Zebra Technologies Announces Chief Financial Officer Transition

Randy Whitchurch to retire after 17 years with Zebra;

Michael C. Smiley appointed new CFO

Vernon Hills, IL, April 23, 2008—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced the retirement of Chief Financial Officer Charles “Randy” Whitchurch, effective June 30. Mr. Whitchurch joined Zebra in 1991 as chief financial officer. Succeeding Mr. Whitchurch, 61, will be Michael C. Smiley, effective May 1, 2008.

“Zebra’s success over the past 17 years as a public company is due in significant measure to the contributions Randy has made to the organization as a member of the senior management team,” said Anders Gustafsson, Zebra’s chief executive officer. “During his tenure, Zebra’s market capitalization has increased more than 10 times to more than $2.2 billion today. We have grown from a largely North American-based printer company to a recognized global leader delivering a broad range of specialty printing and automatic identification solutions. His leadership and business acumen in finance, strategy and other key areas will be greatly missed.”

Michael Smiley, age 48, joins Zebra from Tellabs, Inc., a global provider of telecommunications networking products. At Tellabs, he led all accounting and finance functions outside of the U.S. and most recently served as General Manager for the Tellabs Denmark A/S unit, which has sales in excess of $100 million to customers around the world. During his six years at Tellabs, Mr. Smiley held various financial and operations executive positions including interim chief financial officer, vice president international finance, and treasurer. Prior to Tellabs, Mr. Smiley was located in Taipei, Taiwan, as vice president, finance, for the Asia Pacific region of General Semiconductor, with the corporation’s key manufacturing and revenue-generating operations in the region. Earlier in his career, he held positions of increasing responsibility at General Instrument, GATX Corp. and Itel Corporation/Anixter Brothers. He began his professional career

- more -

Zebra Announces CFO Transition, page 2

as an auditor with Coopers & Lybrand. Mr. Smiley holds a bachelor’s degree in accounting from Brigham Young University and an MBA from the University of Chicago.

“Mike Smiley’s skills and experience in global finance, international technology operations and outsourcing align with Zebra’s strategic goals to move the company forward,” commented Mr. Gustafsson. “His unmatched professionalism and high ethical standards will make him a valued member of Zebra’s senior management team.”

Mr. Smiley commented, “I look forward to joining Zebra at this time when technology and global expansion are playing an increasingly important role in the company. Zebra has tremendous growth opportunities ahead of it, and I’m pleased to become a part of this great organization.”

Zebra Technologies Corporation helps companies identify, track and manage assets, transactions and people with on-demand specialty digital printing and automatic identification solutions. In more than 100 countries around the world, more than 90 percent of Fortune 500 companies use innovative and reliable Zebra printers, supplies, RFID products and software to increase productivity, improve quality, lower costs, and deliver better customer service. Information about Zebra and Zebra-brand products can be found at

http://www.zebra.com.

###

2